October 18, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Commissioners:

We have read the statements made by Grill Concepts, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Grill Concepts, Inc's Form 8-K report dated October 18,2004. We agree with the statements concerning our Firm in such Form 8-K. However, we make no comment whatsoever regarding the status of material weaknesses or reportable conditions in the Company's internal controls.

Very truly yours,

PricewaterhouseCoopers LLP


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